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                                                                     Exhibit 4.5

                               SEVENTH AMENDMENT
                                      TO
                       UNITED STATES FILTER CORPORATION
                        1991 EMPLOYEE STOCK OPTION PLAN



     WHEREAS, United States Filter Corporation (the "Company") has established the United States Filter 1991 Employee Stock Option Plan (the "Plan");

     WHEREAS, Section 12 of the Plan authorizes the Company's Board of Directors to amend the Plan, except in certain respects not herein applicable;

     WHEREAS, as a result of the Company's three-for-two split of its common stock in the form of a stock dividend payable on December 5, 1994, it is appropriate to amend the Plan to increase the number of shares authorized for option grants under the Plan and to adjust the annual limit on option grants to any individual; and

     WHEREAS, the Plan was last amended June 9, 1994.


     NOW THEREFORE, the Plan is amended, effective December 5, 1994, as follows:

     I.   Amend Section 3 by substituting "150,000 shares" for "100,000 shares"

     II. Amend Section 4 by substituting "1,837,500 shares" for "1,225,000 shares".

     II. In all other respects, the Plan shall continue in full force and effect.


Dated:  As of November 7, 1994


                                        United States Filter Corporation



                                        By:   /s/ Donald L. Bergmann
                                            ---------------------------
                                              Donald L. Bergmann